Exhibit 99.1

[HINES LETTERHEAD]
November 17, 2011

Dear Financial Advisor,

Hines Global REIT has executed soundly on its stated strategy to assemble a high-quality portfolio of select properties that provide your clients an opportunity both for near-term income and long-term appreciation. So far, we’ve acquired 10 properties with a total of 30 buildings at a net purchase price of nearly $1.1 billion that have an average occupancy rate of 98%, a significant number considering the uncertainty clouding the global economy. More importantly, we have maintained an annualized distribution rate of 7% based on a $10 share price since we broke escrow in October of 2009.

No other non-traded REIT sponsor has the over 50-year depth of commercial real estate experience and global in-market presence of Hines, facts that have enabled us to raise capital quickly and use a strong cash position to acquire superior properties both in and outside of the U.S. While real estate transaction volume increased dramatically in 2010 and 2011, and cap rates—the initial yields on acquisitions—have generally fallen relative to their post-recession peaks in 2009, cap rates for Hines Global REIT’s institutional-quality assets have ranged individually from 7.0 to 13.4%. This is a positive reflection of our ability to make off-market purchases and close deals as a preferred buyer over competitors offering higher prices.

In the current environment, we are seeing a significant amount of investment capital pursuing high-quality, well-located assets that generate stable cash flows, which is causing aggressive competition and pricing for properties that match the REIT’s investment strategy. We constantly monitor returns from our real estate investments in relation to our distribution rate with the ultimate goal of increasing coverage of our distributions with our operations. Because of this goal and as a result of market conditions, the Board of Directors has declared distributions for the first quarter of 2012 at an amount equal to $0.0017808 per share, per day which would equate to a 6.5% annualized distribution based on a $10 share price. This new rate will be reflected in the distribution your clients receive in February.

We believe Hines Global REIT is well positioned to pursue domestic and international acquisitions going into 2012 that will help us achieve our distribution coverage goals while providing steady income to your clients. In fact, as of the date of this letter, we have identified potential new investments that would utilize most, if not all, of the proceeds raised to date.* Even though cap rates have compressed from the 2009 bottom, they are still very attractive relative to historical averages. The REIT will continue to aggressively pursue new capital to take advantage of attractive pricing in the current market, to search out the highest-quality properties in prime locations with superior tenants, and to move quickly to bring the best-performing of these assets into the REIT’s portfolio.

In early January, your clients will receive a letter in their Hines Global REIT quarterly statement to let them know about these developments. We are notifying you in advance to provide you with the opportunity to discuss this with them. If you have any questions, please call your Hines Real Estate Investments Regional Director or Internal Sales Consultant at 888.446.3773.

We appreciate your support and confidence in Hines Global REIT.

Respectfully yours,

Jeffrey C. Hines	Charles Hazen
Chairman of the Board	President and Chief Executive Officer

*There can be no assurance these acquisitions will be completed.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:

The statements contained in this letter that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with economic conditions including changes in interest rates and the lack of availability of financing, market demand and pricing, competitive factors and other risks described in the “Risk Factors” section of the prospectus and other filings with the Securities and Exchange Commission.